Exhibit 10.20

FINAL

AdvancePierre Foods

Special Enhanced Severance Plan

I.             Purpose

This is a Special Enhanced Severance Plan (the “Plan”) that is being offered to a select group of associates of AdvancePierre Foods (the “Company”) in the event his/her employment is terminated as a direct result of a Change in Control. This document describes terms of eligibility for the Plan, the required conditions for receiving benefits (the “Severance”), and other general information about the Plan.

For purposes of the Plan, “Change in Control” shall mean: a transaction with an Independent Third Party (as defined below) or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company or Pierre Foods Holding Corporation (“PFHC”) possessing the voting power under normal circumstances (without regard to the occurrence of any contingency) to elect a majority of the Company’s or PFHC’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s or PFHC’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis. “Independent Third Party” means any person or entity who, immediately prior to the contemplated transaction, does not own, directly or indirectly (including through affiliates), in excess of 5% of the common stock of the Company or PFHC on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/o such other persons; provided, however, that an “Independent Third Party” shall not include any subsidiary of the Company.

II.            Eligibility

Associates who are eligible for Severance under the Plan (the “Participants”) will be identified by the Senior Team of the Company, and must be approved by the President & CEO and SVP Human Resources. Participants will be selected based on the following criteria:

1.              Participant’s position is critical to the ongoing operation of the Company leading up to a potential Change in Control; and

2.              Participant’s ongoing employment could be at risk due to potential integration synergies following a Change in Control; and

3.              The resignation of Participant would be a regrettable loss and could negatively affect business continuity or services leading up to a potential Change in Control.

Note: Any current associate holding Restricted Shares and/or associates provided a severance benefit as part of their employment agreement will not be eligible for this Plan.

III. Conditions for Receiving Severance

The following conditions must be met in order to be eligible for Severance:

1.              Participant is notified within 26 weeks following a Change in Control that his/her employment will be terminated by the Company for reasons other than Cause (as defined below), and Participant remains employed through any defined transition date (if so requested and permitted by the Company); or

2.              Resignation of Participant within 26 weeks after a Change in Control (plus any notice/cure period, as provided below) as the result of the occurrence of any of the following without the Participant’s consent:

a.     a material reduction in Participant’s base salary or bonus level;

b.     a material reduction in Participant’s responsibilities;

c.     a material adverse change in reporting relationship;

d.     a relocation of Participant’s workplace more than 50 miles from the current location;

provided that Participant notifies the Company in writing no more than 60 days following an event defined in Section III, 2 (a — d) and that such event has not been cured by the Company within 30 days thereafter (such resignation, a “CIC Resignation”).

3.              Participant must sign and timely return, and not revoke, a Confidential Separation Agreement and General Release of Claims in a form provided by the Company.

If, before Participant’s date of termination, Participant should voluntarily resign for reasons other than a CIC Resignation, be terminated for Cause, or voluntarily accept a transfer to another position with the Company, he/she will not receive benefits under this Plan.

“Cause” shall mean one or more of the following:

a)        willful violation by the Participant of any law, rule, regulation or material Company policy, which violation results, or could reasonably be expected to result, in material harm to the business or reputation of the Company; or

b)        the Participant’s conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.

IV.          Plan Benefits

Severance benefits consist of three parts: 1) continuation of base salary for a defined length of time, 2) reduced COBRA premiums for existing healthcare benefits at the normal employee rate for a defined period of time, and 3) career transition/outplacement benefits.

Salary Continuation

Eligible Participants will receive Severance benefits for a defined length of time (the “Salary Continuation Period”) in one of three tiers as defined below:

a)        Tier 1. Critical VP or Director level position. Participants with positions at this level will receive salary continuation for a period of 39 weeks following the termination of their employment.

b)        Tier 2. Critical Management position. Participants with positions at this level will receive salary continuation for a period of 26 weeks following the termination of their employment.

c)         Tier 3. Critical Operational positions. Participants with positions at this level will receive salary continuation for a period of 16 weeks following the termination of their employment.

Reduced COBRA Premium

If Participant is actively enrolled in healthcare coverage prior to his/her termination/resignation, and timely elects COBRA coverage, he/she will only be responsible for the active employee rate for each eligible benefit for the duration of the Salary Continuation Period. Participant will be responsible for 100% of the COBRA rate following the Salary Continuation Period.

Career Transition / Outplacement Benefits

Participant will be eligible to receive career transition assistance as follows: Tier 1 and Tier 2 Participants will be eligible for three months of outplacement service; Tier 3 Participants will be eligible for one month of outplacement benefits.

V.            Exception

If Participant’s employment is involuntarily terminated for reasons other than CIC Resignation or Cause, the Company’s then-current severance policies, if any, as determined in the sole discretion of the Company, shall be controlling.

VI.          Successors

Any successor to the Company or to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under the Plan and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a successor or Change in Control. For all purposes under the Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of this Agreement by operation of law.

VII.         Administration

The Plan will be administered by the Senior Vice President, Human Resources for the Company.

VIII.       Effective Date

This Plan shall be effective as of May 1, 2015.